AVIS BUDGET GROUP REPORTS RECORD
FOURTH QUARTER 2014 RESULTS

•	Revenue increased 2% to $1.9 billion.

•	Adjusted EBITDA increased 13% to $129 million.

•	Diluted earnings per share increased 53% to $0.23, excluding certain items, on GAAP net income of $23 million.

•	Full-year diluted earnings per share were $2.96, a 35% increase excluding certain items, on GAAP net income of $245 million.

•	Company issues estimates of its full-year 2015 results.

PARSIPPANY, N.J., February 18, 2015 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its fourth quarter and year ended December 31, 2014. For the quarter, the Company reported revenue of $1.9 billion, a 2% increase compared with the prior-year fourth quarter. Adjusted EBITDA increased 13% to $129 million. The Company reported net income of $25 million, or $0.23 per share, an increase of 53%, excluding certain items, and GAAP net income of $23 million, or $0.21 per share.

For the year, the Company reported revenue of $8.5 billion, an increase of 7% compared with 2013. Adjusted EBITDA increased 14% to $876 million, the highest total in the Company's history. Net income was $327 million, or $2.96 per diluted share, representing a 35% year-over-year increase, excluding certain items. The Company reported GAAP net income of $245 million.

“We had a record year in 2014 as we saw incremental benefits from our key strategic initiatives, and reported our second consecutive year of increased pricing in North America,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “We returned $300 million of cash to shareholders through share repurchases, reducing our diluted share count by 5%, while also making a number of strategic investments, including our purchase of our Budget licensee for Southern California and Las Vegas in the fourth quarter.”

Executive Summary
Revenue increased 2% in fourth quarter 2014 compared to fourth quarter 2013 primarily due to a 6% increase in rental days and increased pricing in North America, partially offset by movements in currency exchange rates. Fourth quarter Adjusted EBITDA increased 13% to $129 million, primarily due to higher rental volumes and increased year-over-year pricing in North America, partially offset by higher fleet costs.

Full-year revenue increased 7% to $8.5 billion. The increase was driven by 7% growth in rental days, a 2% increase in North American pricing, and a 13% increase in ancillary revenues. Adjusted EBITDA was $876 million for the full year, an increase of 14% compared to 2013 primarily due to higher rental volumes and increased year-over-year pricing in North America. The Company generated free cash flow of $456 million during 2014.

Business Segment Discussion
The following discussion of fourth quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America
(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and North American car sharing operations)

	2014	2013	% change
Revenue	$1,247	$1,165	7%
Adjusted EBITDA	$81	$74	9%

Revenue increased 7% primarily due to a 6% increase in volume, 1% higher pricing and a 5% increase in ancillary revenue per rental day. Adjusted EBITDA increased 9% primarily due to higher revenue partially offset by a 4% increase in per-unit fleet costs.

International
(Consisting of the Company’s international vehicle rental and car sharing operations)

	2014	2013	% change
Revenue	$555	$599	(7%)
Adjusted EBITDA	$56	$48	17%

Revenue declined 7% primarily due to a $41 million negative impact from movements in currency exchange rates from the prior year. Rental days declined 2%, and total revenue per rental day (which excludes licensee revenues and was comprised of a 13% increase in ancillary revenue per day and a 3% decline in reported pricing) increased 1% in constant currency. Adjusted EBITDA increased 17%, and rose 23% measured in constant currency, due to reduced vehicle insurance costs and increased fleet utilization in Europe.

Truck Rental
(Consisting of the Company’s U.S. truck rental operations)

	2014	2013	% change
Revenue	$85	$85	0%
Adjusted EBITDA	$10	$5	100%

Truck Rental revenue was unchanged despite a truck rental fleet that was 10% smaller in 2014. Adjusted EBITDA increased by $5 million due to lower maintenance costs for our newer fleet.

Other Items

•
Share Repurchases - The Company repurchased approximately 1.7 million shares of its common stock at a cost of $90 million in the fourth quarter. For the full year, the Company repurchased a total of 5.7 million shares at a cost of approximately $300 million.

•
Acquisitions - In November, the Company completed its acquisition of its Budget licensee for Southern California and Las Vegas, which operates directly at Los Angeles International Airport and through sub-licensees throughout Southern California and parts of Nevada. The acquisition was funded primarily with the proceeds from a $175 million offering of 5.50% senior notes due 2023, issued with a yield to maturity of 5.56%.

In December, the Company announced that it had entered into a definitive agreement to acquire its Avis and Budget licensee for Norway, Sweden and Denmark. The acquisition closed in January, and the purchase price was approximately $50 million.

•
Annual Stockholders Meeting - We have scheduled our 2015 Annual Meeting of Stockholders for May 19, 2015 in Wilmington, Del. Stockholders of record as of the close of business on March 23, 2015 will be entitled to vote at the annual meeting.

Outlook
The Company today issued its estimates of its full-year 2015 results. The Company expects:

•
Full-year 2015 revenue will be approximately $8.8 billion, a roughly 4% increase compared to 2014. In the Company’s North America segment, rental days are expected to increase 5% to 7%, and pricing is expected to increase approximately 2% in constant currency in 2015. Movements in currency exchange rates are negatively impacting revenue growth by approximately five points.

•	Adjusted EBITDA will increase 3% to 14%, to approximately $900 million to $1 billion, including an approximately $40 million negative impact from movements in currency exchange rates.

•
Per-unit fleet costs in its North America segment will be approximately $320 to $330 per month in 2015, an increase of 2% to 5% from $313 in 2014. Total Company fleet costs are expected to be $305 to $315 per unit per month in 2015, an increase of up to 3% compared to 2014.

•	Interest expense related to corporate debt will be approximately $200 million.

•	2015 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $165 million.

•	Pretax income will be approximately $535 million to $635 million, excluding certain items.

•
Its effective tax rate in 2015 will be 37% to 38%, excluding certain items, and its diluted share count will be approximately 106 million, including the effect of completing the remainder of the Company’s existing share repurchase authorization in 2015.

Based on these expectations, the Company estimates that its 2015 diluted earnings per share, excluding certain items, will increase 6% to 27% compared to 2014, to $3.15 to $3.75. Such estimate includes a negative impact from currency exchange rates of approximately fifteen cents per share.

Investor Conference Call
Avis Budget Group will host a conference call to discuss fourth quarter results on February 19, 2015, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on February 19 until 8:00 p.m. (ET) on March 5 at (203) 369-1919, access code: “Avis Budget.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than 900,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including any change in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2013, its Current Report on Form 8-K filed May 12, 2014 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2014, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow and income before income taxes, net income and diluted earnings per share, excluding certain items, are income before income taxes, net cash provided by operating activities, net income, net income and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income before income taxes, net cash provided by operating activities, net income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Income Statement and Other Items
Net revenues	$1,887	$1,849	2%	$8,485	$7,937	7%
Adjusted EBITDA (non-GAAP)	129	114	13%	876	769	14%
Income (loss) before income taxes	33	(38)	*	392	97	*
Net income (loss)	23	(28)	*	245	16	*
Earnings (loss) per share - Diluted	0.21	(0.26)	*	2.22	0.15	*

Excluding Certain Items (non-GAAP) (A)
Income before income taxes	43	21	*	520	413	26%
Net income	25	17	47%	327	256	28%
Earnings per share - Diluted	0.23	0.15	53%	2.96	2.20	35%

	As of
	December 31, 2014	December 31, 2013
Balance Sheet Items
Cash and cash equivalents	$624	$693
Vehicles, net	10,215	9,582
Debt under vehicle programs	8,116	7,337
Corporate debt	3,420	3,394
Stockholders’ equity	665	771

	Segment Results
		Three Months Ended December 31,			Year Ended December 31,
		2014	2013	% Change	2014	2013	% Change
	Net Revenues
	North America	$1,247	$1,165	7%	$5,533	$5,042	10%
	International	555	599	(7%)	2,588	2,522	3%
	Truck Rental	85	85	0%	364	373	(2%)
	Corporate and Other	—	—	*	—	—	*
	Total Company	$1,887	$1,849	2%	$8,485	$7,937	7%

	Adjusted EBITDA (B)
	North America	$81	$74	9%	$607	$508	19%
	International	56	48	17%	290	272	7%
	Truck Rental	10	5	100%	39	36	8%
	Corporate and Other	(18)	(13)	*	(60)	(47)	*
	Total Company	$129	$114	13%	$876	$769	14%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
	Total Company Adjusted EBITDA	$129	$114		$876	$769
Less:	Non-vehicle related depreciation and amortization	48	42		180	152
	Interest expense related to corporate debt, net:
	Interest expense	48	58		209	228
	Early extinguishment of debt	—	16		56	147
	Restructuring expense	10	22		26	61
	Transaction-related costs, net	(10)	14		13	51
	Impairment	—	—		—	33
	Income (loss) before income taxes	$33	$(38)	*	$392	$97	*

_______
*	Not meaningful.
(A)
During the three months and year ended December 31, 2014, we recorded certain items in our operating results of $10 million and $128 million ($2 million and $82 million, net of tax), respectively. For the three months ended December 31, 2014, these items consisted of $10 million ($6 million, net of tax) in restructuring expense, $10 million ($7 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $(10) million ($(11) million, net of tax) for transaction-related costs driven by a non-cash gain recognized in connection with the acquisition of the Budget license rights for Southern California and Las Vegas, partially offset by other acquisition- and integration-related costs. For the year ended December 31, 2014, these items consisted of $56 million ($34 million, net of tax) for costs related to the early extinguishment of corporate debt, $33 million ($22 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $26 million ($17 million, net of tax) in restructuring expense and $13 million ($9 million, net of tax) for transaction-related costs.
During the three months and year ended December 31, 2013, we recorded certain items in our operating results of $59 million and $316 million ($45 million and $240 million, net of tax), respectively. For the three months ended December 31, 2013, these items consisted of $22 million ($15 million, net of tax) in restructuring expense, $16 million ($14 million, net of tax) for early extinguishment of corporate debt, $14 million ($12 million, net of tax) for transaction-related costs, $7 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions. For the year ended December 31, 2013, these items consisted of $147 million ($110 million, net of tax) for costs related to the early extinguishment of corporate debt, $61 million ($40 million, net of tax) in restructuring expense, $51 million ($41 million, net of tax) for transaction-related costs, $24 million ($16 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $14 million and $12 million in fourth quarter 2014 and 2013, respectively, and $51 million and $45 million in the year ended December 31, 2014 and 2013, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues
Vehicle rental	$1,334	$1,318	$6,026	$5,707
Other	553	531	2,459	2,230
Net revenues	1,887	1,849	8,485	7,937

Expenses
Operating	978	994	4,251	4,074
Vehicle depreciation and lease charges, net	464	424	1,996	1,811
Selling, general and administrative	247	248	1,080	1,019
Vehicle interest, net	69	69	282	264
Non-vehicle related depreciation and amortization	48	42	180	152
Interest expense related to corporate debt, net:
Interest expense	48	58	209	228
Early extinguishment of debt	—	16	56	147
Restructuring expense	10	22	26	61
Transaction-related costs, net	(10)	14	13	51
Impairment	—	—	—	33
Total expenses	1,854	1,887	8,093	7,840

Income (loss) before income taxes	33	(38)	392	97
Provision for (benefit from) income taxes	10	(10)	147	81
Net income (loss)	$23	$(28)	$245	$16

Earnings (loss) per share
Basic	$0.22	$(0.26)	$2.32	$0.15
Diluted	$0.21	$(0.26)	$2.22	$0.15

Weighted average shares outstanding
Basic	106.2	107.1	105.4	107.6
Diluted	108.3	107.1	110.6	116.6

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
CAR RENTAL (A)

North America Segment

Rental Days (000’s)	22,174	20,836	6%	95,078	89,086	7%
Time and Mileage Revenue per Day (B)	$39.60	$39.38	1%	$41.33	$40.55	2%
Average Rental Fleet	344,169	317,210	8%	369,015	342,430	8%

International Segment

Rental Days (000’s)	8,460	8,638	(2%)	37,395	37,400	0%
Time and Mileage Revenue per Day (C)	$38.17	$42.50	(10%)	$41.34	$42.48	(3%)
Average Rental Fleet	133,184	138,303	(4%)	144,329	145,263	(1%)

Total Car Rental

Rental Days (000’s)	30,634	29,474	4%	132,473	126,486	5%
Time and Mileage Revenue per Day	$39.21	$40.29	(3%)	$41.33	$41.12	1%
Average Rental Fleet	477,353	455,513	5%	513,344	487,693	5%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,089	1,053	3%	3,852	3,953	(3%)
Time and Mileage Revenue per Day	$66.79	$68.36	(2%)	$78.15	$76.85	2%
Average Rental Fleet	21,123	23,386	(10%)	21,988	24,692	(11%)
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Amounts exclude Zipcar.
(B)	Excluding currency exchange effects, time and mileage revenue per day increased 1 and 2 percentage points in the three months and year ended December 31, 2014, respectively.
(C)
Excluding currency exchange effects, time and mileage revenue per day decreased 3 and 2 percentage points in the three months and year ended December 31, 2014, respectively. Reported time and mileage revenue per day for the three months ended December 31, 2014 has been negatively impacted by the Company's implementation of unbundled pricing strategies in Italy and Spain, which has favorably impacted total revenues per rental day. Reported time and mileage revenue per day for the year ended December 31, 2014 has been negatively impacted by the Company's implementation of unbundled pricing strategies in the United Kingdom, Italy, Spain, Switzerland and Austria, which has favorably impacted total revenues per rental day.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2014
Operating Activities
Net cash provided by operating activities	$2,579

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(588)
Net cash used in investing activities of vehicle programs	(2,219)
Net cash used in investing activities	(2,807)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(200)
Net cash provided by financing activities of vehicle programs	382
Net cash provided by financing activities	182

Effect of changes in exchange rates on cash and cash equivalents	(23)
Net change in cash and cash equivalents	(69)
Cash and cash equivalents, beginning of period	693
Cash and cash equivalents, end of period	$624

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Year Ended December 31, 2014
Pretax income	$392
Add-back of non-vehicle related depreciation and amortization	180
Add-back of debt extinguishment costs	56
Add-back of transaction-related costs, net	13
Working capital and other	16
Capital expenditures	(185)
Tax payments, net of refunds	(45)
Vehicle programs and related (B)	29
Free Cash Flow	456

Acquisition and related payments, net of acquired cash (C)	(282)
Borrowings, net of debt repayments	114
Transaction-related payments	(18)
Repurchases of common stock	(297)
Financing costs, foreign exchange effects and other	(42)
Net change in cash and cash equivalents (per above)	$(69)

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)
Excludes $146 million of vehicles purchased as part of the Budget Edmonton licensee, Budget Southern California and Las Vegas licensee and ACE Rent A Car acquisitions, which were financed through incremental vehicle-backed borrowings, and includes the acquisition of airport concession agreements from Advantage for approximately $6 million.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2014
Free Cash Flow (per above)	$456
Investing activities of vehicle programs	2,219
Financing activities of vehicle programs	(382)
Capital expenditures	185
Proceeds received on asset sales	(21)
Change in restricted cash	(6)
Acquisition-related payments	146
Transaction-related payments	(18)
Net Cash Provided by Operating Activities (per above)	$2,579

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income (loss) statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain Items
The accompanying press release and tables present income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share for the three months and year ended December 31, 2014 and 2013, excluding certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2014 and 2013.

Reconciliations of Adjusted EBITDA and our results excluding certain items to income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share are as follows:

		Three Months Ended December 31,
Reconciliation of Adjusted EBITDA to income (loss) before income taxes:		2014	2013

	Adjusted EBITDA	$129	$114

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	38	35
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	48	58
	Income before income taxes, excluding certain items	43	21

	Less certain items:
	Early extinguishment of debt	—	16
	Transaction-related costs, net	(10)	14
	Restructuring expense	10	22
	Acquisition-related amortization expense	10	7
	Income (loss) before income taxes	$33	$(38)

Reconciliation of net income, excluding certain items to net income (loss):

	Net income, excluding certain items	$25	$17
	Less certain items, net of tax:
	Early extinguishment of debt	—	14
	Transaction-related costs, net	(11)	12
	Restructuring expense	6	15
	Acquisition-related amortization expense	7	4
	Net income (loss)	$23	$(28)

	Earnings per share, excluding certain items (diluted)	$0.23	$0.15

	Earnings (loss) per share (diluted)	$0.21	$(0.26)

	Shares used to calculate earnings per share, excluding certain items (diluted)	108.3	115.4

		Year Ended December 31,
Reconciliation of Adjusted EBITDA to income before income taxes:		2014	2013

	Adjusted EBITDA	$876	$769

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	147	128
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	209	228
	Income before income taxes, excluding certain items	520	413

	Less certain items:
	Early extinguishment of debt	56	147
	Transaction-related costs, net	13	51
	Restructuring expense	26	61
	Acquisition-related amortization expense	33	24
	Impairment	—	33
	Income before income taxes	$392	$97

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	$327	$256
	Less certain items, net of tax:
	Early extinguishment of debt	34	110
	Transaction-related costs, net	9	41
	Restructuring expense	17	40
	Acquisition-related amortization expense	22	16
	Impairment	—	33
	Net income	$245	$16

	Earnings per share, excluding certain items (diluted)	$2.96	$2.20

	Earnings per share (diluted)	$2.22	$0.15

	Shares used to calculate earnings per share, excluding certain items (diluted)	110.6	116.6

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.